Exhibit 2.1

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Release (the "Agreement") is by and between NETGEAR, Inc. (the "Company") and Deborah A. Williams ("Executive").

WHEREAS, Executive is employed by the Company as its Senior Vice President and Chief Marketing Officer;

WHEREAS, Executive and the Company entered into an offer letter, an employment agreement and a relocation agreement on September 5, 2006;

WHEREAS, Executive signed the Company's Employee Invention Assignment and Proprietary Information Agreement (the "Proprietary Information Agreement");

WHEREAS, the Company granted Executive restricted stock awards and stock options to purchase shares of the Company's common stock (collectively, the "Equity Awards"), subject to the terms and conditions of the Company's 2006 Long Term Incentive Plan (the "Plan") and the equity award grant agreements accompanying such Equity Awards (the Plan and equity award grant agreements, including any exhibits thereto, shall be referred to as the "Stock Agreement"); and

WHEREAS, the Parties now wish to confirm the terms of the Executive's separation from the Company and detail the mutual promises of Executive and Company in connection therewith.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

    Transition. The Parties agree that the Executive shall continue to be employed with the Company in her current capacity during the transition period (the "Transition Period") from the Effective Date (as defined in Section 24 herein) through September 20, 2007 (the "Separation Date"). During the Transition Period, Executive shall continue to receive the same compensation, relocation and other employee benefits as she currently receives. Upon the Separation date, Executive shall effectively resign from any and all positions and titles, whether official or unofficial, that Executives holds at the Company or any of its subsidiaries.
    Separation Consideration. In exchange for good and valuable consideration, including but not limited to Executive's performance of certain transitional services detailed hereunder and continued employment during the Transition Period, the Executive shall receive the following separation benefits:
      Separation Pay. The Company shall pay Executive twenty-four (24) weeks of her current base salary in the total amount of Dollars One Hundred Twenty Six Thousand Nine Hundred and Twenty Three only ($126,923.00), less applicable withholdings (the "Separation Payments"). These Separation Payments will be made to Executive in installments on a semi-monthly basis in accordance with the Company's regular payroll practices. The first installment payment will be made on the first regular pay date following the Separation Date.
        Termination of Separation Payments. Executive acknowledges and agrees that should she accept employment with any of the following of the Company's competitors in any position related to the manufacture or sale of networking products, her Separation Payments shall immediate cease: (1) Cisco Systems, Inc., including its Linksys division; (2) Dlink Systems, Inc.; (3) Microsoft Networking; (4) Allied Telesyn International; (5) Dell Computer Corporation; (6) 3Com Corporation; and (7) Hewlett Packard Company. Executive agrees that if she accepts an offer of employment from any of the above referenced companies within twenty-four (24) weeks following the Separation Date, she shall notify the Company not later than 48 hours following her acceptance of any such employment offer, whether written or oral.
      Stock. Executive shall continue to vest under the Stock Agreement through the date that is the three month anniversary of the Separation Date (the "Termination of Vesting Date"). Executive shall be eligible to exercise any vested options until the date that is the three month anniversary of the Termination of Vesting Date.
      Signing Bonus. During the period while she is receiving the Separation Payments, Executive shall also continue to receive the applicable quarterly installment of the signing bonus that she is entitled to receive pursuant to her employment offer letter. For purposes of clarification, assuming the Executive receives the Separation Payments for the entire twenty-four (24) week period, Executive will also receive an installment of Dollars Ten Thousand Six Hundred and Twenty Five only ($10,625) on each of September 30, 2007 and December 31, 2007, less applicable withholdings.
      COBRA. Executive's health insurance benefits will cease at the end of September 2007, subject to Executive's right to continue her health insurance under COBRA. The Company shall reimburse Executive for the payments she makes for COBRA coverage during the period of time while she is receiving the Separation Payments. The Company shall make these COBRA reimbursement payments to Executive within ten (10) days following her provision to the Company of documentation substantiating her payments for COBRA coverage. Executive's participation in all other benefits and incidents of employment (including, but not limited to, vacation and paid time off) ceases on the Separation Date.
    Transitional Services. In exchange for good and valuable consideration, including but not limited to the payment of the Separation Payments, the Executive agrees to endeavor in good faith to undertake the following tasks during the Transition Period:

    (i) continue to perform Executive's day-to-day duties consistent with Executive's position within the Company, as shall reasonable be assigned to her by the Company's Chief Executive Officer and/or Board of Directors; and

    (ii) facilitate a smooth transition of Executive's duties, projects and assignments prior to the Separation Date.

    Confidential Information. Executive shall continue to comply with the terms and conditions of the Proprietary Information Agreement, and maintain the confidentiality of all of the Company's confidential and proprietary information. Executive shall also return to the Company all of the Company's property and confidential and proprietary information by the Separation Date.
    Release of Claims. Executive agrees that the consideration provided in this Agreement, when paid, represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, and predecessor and successor corporations and assigns (collectively the "Releasees"). Executive hereby and forever releases the Releasees from any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts that have occurred until and including the Separation Date, including, without limitation:
      any and all claims relating to or arising from Executive's employment with the Company, or the separation of employment contemplated herein;
      any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
      any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
      any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;
      any and all claims for violation of the federal, or any state, constitution;
      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
      any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
      any and all claims for attorney fees and costs.

    The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

    Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Separation Date. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that:
      she should consult with an attorney prior to executing this Agreement;
      she has up to twenty-one (21) days within which to consider this Agreement;
      she has seven (7) days following her execution of this Agreement to revoke this Agreement;
      this ADEA waiver shall not be effective until the revocation period has expired; and, nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
    Civil Code Section 1542. Executive represents that she is not aware of any claims against any of the Releasees. Executive acknowledges that she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provide as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

    Executive, being aware of this code section, agrees to expressly waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.

    No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
    Application for Employment. Executive understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and she hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.
    Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Except as required by law, Executive may disclose Separation Information only to her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive's counsel, her accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that she will not publicize, directly or indirectly, any Separation Information.
    No Cooperation. Executive agrees that she will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that she cannot provide counsel or assistance.
    Breach. Executive acknowledges and agrees that any breach of Section 5 ("Release of Claims"), Section 7 ("Civil Code Section 1542"), or Section 11 ("No Cooperation") by Executive shall constitute a material breach of the Agreement and shall entitle the Company immediately to recover the Separation Payments, signing bonus and other benefits provided in Section 1 hereof. This provision is not intended to render, and does not render, any other breach of this Agreement immaterial.
    Non-Disparagement. Executive agrees to refrain from any defamation, libel or slander of the Company, or tortious interference with the contracts and relationships of the Company. The senior executive team of the Company (defined as the CEO and his direct reports) shall refrain from any defamation, libel or slander of Executive. All inquiries by potential future employers of Executive will be directed to the Human Resource Department. Upon inquiry, the Vice President of Human Resources (or their equivalent) will offer to send a letter of recommendation regarding Executive in the form agreed upon between Executive and Company. Company will also state the following: Executive's last position and dates of Employment, and any other information and/or documentation legally required to be disclosed. The parties shall also work together to draft a mutually acceptable press release regarding the departure of Executive. Executive shall have the right to approve the press release, which approval shall not be unreasonably or untimely withheld.
    Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Separation Date, (i) Executive shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment; and (ii) Executive shall not recruit or hire the Company's employees to work for Executive or any other person or entity.
    No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes an agreement of the Parties involving the contemplated separation of employment of Executive. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.
    Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with this Agreement.
    Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the agreements incorporated herein by reference.
    No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
    Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
    Entire Agreement. This Agreement, the Proprietary Information Agreement, and the Stock Agreement represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive's relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive's relationship with the Company.
    No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed as a waiver of such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
    No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by Executive and the Company's Chief Executive Officer.
    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.
    Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date Executive signed the Agreement (the "Effective Date").
    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
    Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:
      They have read this Agreement;
      They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
      They understand the terms and consequences of this Agreement and of the releases it contains; and
      They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Dated: August 29, 2007 By: /s/ Patrick C. S. Lo

Patrick C. S. Lo

Chairman and Chief Executive Officer

NETGEAR, Inc.

Dated: August 29, 2007 By: /s/ Deborah A. Williams

Deborah A. Williams, an individual